Preliminary Offering Circular. An offering statement pursuant to Regulation A relating to these securities contained in this Preliminary Offering Circular is subject to completion or amendment.

GOTHAM BALLERS, LLC.
2,000,000 SHARES OF COMMON SOCK
PRICE PER SHARE $8.00
MINIMUM PURCHASE: 20 SHARES ($160.00)

We are offering a minimum of 1,000 shares of common stock and a maximum of 2,000,000 shares of common stock on a “best efforts” basis. If $8,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited in escrow on or before May 31, 2018 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by May 31, 2018, the offering may continue until the earlier of November 30, 2018 (which date may be extended at our option) or the date when all shares have been sold. We reserve the right to accept subscriptions for up to an additional 2,000,000 shares, for an additional $16,000,000 in gross proceeds. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We intend to apply to have our shares of common stock approved for trading on the OTCQX marketplace and expect to trade under the symbol “GBLR” upon the completion of this offering. We will also make our shares registered to be sold on Start Engine and other Secondary Markets as they become available to the Company.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment.
See “Risk Factors” beginning on page 4.

	Aggregate	Placement Agent	Proceeds to the
	Offering Price	Commissions (1)(2)	Company (3) (4)
Minimum Offering	$8,000	$640	$7,360
Maximum Offering	$16,000,000	$1,280,000	$14,720,000

*	See Footnotes on Following Page

See Risk Factors – Page 4 For Further Details
See The Offering – Page 12 and Securities Being Offered – Page 51 For Further Details
None of the Securities Offered Are Being Sold By Present Security Holders
This Offering Will Commence Upon Qualification of This Offering by
the Securities and Exchange Commission and Will Terminate on November 30, 2018, Unless
Extended Up to 180 Days By The Issuer

(1) We may agree to provide a Placement Agent a cash commission in the amount of five percent (5%) of the aggregate gross proceeds, plus a non-accountable expense in cash equal to three percent (3%) of the aggregate gross proceeds. The Placement Agent may, in its sole discretion and at its own expense, appoint co-placement agents.

(2) The amount of total proceeds set forth in the table does not include deductions for expenses related to this Offering, including filing, printing, legal, accounting, transfer agent, and other miscellaneous expenses, estimated to be $100,000 if the Maximum Offering offered hereunder is sold, respectively.

(3) There are no selling shareholders in this Offering.

(4) No assurance can be given that all or any portion of the securities offered hereby will be sold. The Company has established an escrow account (the “Escrow Account”) with Paul Law Group, LLP as escrow agent. The subscription amount for the Shares will be paid to the Escrow Account by wire or check and held in escrow until satisfaction of all the conditions to a closing.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

GOTHAM BALLERS, INC.
234 West 34th Avenue, 9th Floor
New York, NY 10022
(646)-383-3636; www.GothamBallers.com

The date of this Offering Circular is December 28, 2018

THIS CIRCULAR CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN “RISK FACTORS.”

NOTICES TO INVESTORS

INVESTORS ARE UNDER NO OBLIGATION TO PARTICIPATE IN THIS OFFERING. BY ACCEPTING A COPY OF THIS CIRCULAR, INVESTORS DO NOT AGREE TO PARTICIPATE IN THIS OFFERING. INVESTORS ARE ENCOURAGED TO CAREFULLY REVIEW THIS CIRCULAR BEFORE AGREEING TO PARTICIPATE IN THIS OFFERING.

TABLE OF CONTENTS

SUMMARY	4
Business Overview	4

TERMS OF THE OFFERING	6

RISK FACTORS	7
Risks Relating To This Offering	7
Risks Relating To Champions Basketball League License	10
Risks Relating To Gotham Ballers, Inc.	13

USE OF PROCEEDS	20

DIVIDEND POLICY	22

CAPITALIZATION	22

MANAGEMENT	23
Executive Compensation	24

BUSINESS of GOTHAM BALLERS	25
Business Overview	26
Gotham Ballers Team License Ownership Overview	26
Champions League Overview	29
The Players	32
Athletes That Make The Best Fit	33
Game Operations	33

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere. You should read the entire Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.”

The terms “Gotham Ballers,” the “Company,” “we,” “us,” and “our” refer collectively to Gotham Ballers, Inc., a New York C corporation, and its subsidiaries, unless the context clearly indicates otherwise. All references in this Circular to “$” or “dollars” are to United States dollars, unless specifically stated otherwise.

Business Overview

Gotham Ballers, Inc. (“we,” “us,” “our,” and the “Company”) was founded to be the New York licensed team in the Champions Basketball League, a summer basketball league featuring former players from the NBA (“Champions League”). Upon completion of this offering the company will expand its operations as the New York Gotham Ballers and build on this to become a leader in sports marketing as well.

This team’s business is the operation of its basketball team and its sports marketing operations.

Introduction to Gotham Ballers

Gotham Ballers is a Champions League team licensed in New York to play in a competitive summer basketball league featuring players who have played in the NBA. The team will play against other teams located in the United States and overseas.

Gotham Ballers will feature and showcase former NBA players, 1-5 years out of the professional basketball, including NBA All Stars and Hall of Fame members in the front office.

Gotham Ballers anticipates that during the 2018 season, which will be played in July and August of next year, they will play seven (7) home games and seven (7) away games as well as play in the Champions Basketball League championship.

Gotham Baller’s season will culminate with a championship tournament to be played in September.

The Company’s anticipated revenue streams will result from operations of the team as well as through sport marketing efforts. The business capitalizes on extending the playing and marketing life of extremely capable athletes and recognized sports celebrities.

The following is a summary of the cities that Champions League expects to have U.S. teams in:

Eastern Division		Western Division
New York	Boston	Chicago	Minneapolis
Washington DC	Philadelphia	Detroit	Houston
Atlanta	Cleveland	Dallas	Phoenix
Orlando	Miami	Los Angeles	San Francisco

Gotham Ballers, Champions League, Inc. and the Champions Summer Basketball League

Gotham Ballers, Inc. is a licensee with a license to operate the New York state territory team in the Champions Basketball League. Champions League is a sports marketing company organized to build out sports leagues and events for former players from professional basketball leagues from the United States and overseas.

The Gotham Ballers will be a part of the 2018 summer season which will commence in July of 2018. Champions League believes that it will have 16 teams which will participate in league games. Gotham Ballers has assembled its first press conference as well as player camp.

The Chairman of Gotham Ballers, Inc. is Mr. Carl George. The President of Gotham Ballers, Inc. is Mr. Mark Aguirre. Mr. George and Mr. Aguirre will hire the Gotham Ballers leadership and will work with personnel at the Gotham Ballers as well as third-party providers to, among other related items, assist in certain management, administrative and operations. See “Management” and "Risk Factors”.

The following diagram is an overview of how the Company will work with Champions League in connection with an investment in a license:

Gotham Ballers, Inc.
Sports Marketing Company that Builds and Operates the New York Team License of the Champions Basketball League.

Champions Basketball League, LLC
Owns and Operates the Champions Basketball Summer League which has 16 independently owned city teams
Operates the Champions Basketball Summer Season with 16 teams competing in an East and West division with a championship tournament help in September.
Each team plays 7 home games in their city and 7 away games in July and August.

Beginning in 2018, Gotham Ballers will be one of sixteen (16) team licensees operating games in the Champions Basketball Summer League. Eight (8) teams will be each in an East and West format that will be comprised of major metropolitan markets. Gotham Ballers will play in the ongoing summer league in the months of July and August with the annual championship to be played in September.

Substantial Litigation - Disruption of 2017 Season

On September 1, 2017 Champions League, Inc. filed major litigation against Big3 Basketball, LLC for their intentional disruption to the Champions Basketball League 2017 summer season. Specifically, Champions League is charging Big3 with tortious interference, fraud and other counts due to Big3 intentionally blocking Champions League’s signed players from playing in the Gotham Ballers inaugural game on August 23, 2017.

The net result of Big3 threatening the involved 22 players who were set to play in the 2017 season was Champions League had to cancel its inaugural two games, and as a result of the uncertainty as to Big3 further blocking players until after Big3’s November 1 contract term was concluded, the cancellation of CBL’s season.

While Champions League, Inc. had assembled replacement rosters for these games, the Gotham Ballers lead local owners were adamantly against playing with ‘replacement rosters’ arguing that the effect of this would be ruinous to the team’s brand and its ability to attract fans for years to come.

As a direct result of the cancellation of the 2017 season this Regulation A+ offering, originally planned for August of 2017 was also cancelled.

This action and the related litigation caused great disruption to the 2017 season and is further cause of expense and distraction for the Gotham Ballers team as well as the league.

There can be no assurance as to Champions League’ Inc. succeeding in this litigation and it is likely that it will further involve the Gotham Ballers.

Address and Telephone Number

Our executive office is at 225 West 34th Street, 9th Floor, New York, NY 10122. Our phone number is 646-383-3636. Our website is www.GothamBallers.com.

TERMS OF THE OFFERING

Issuer:	Gotham Ballers, Inc., a New York C Corporation (the “Company”).

Securities:	Common Stock of Gotham Ballers, Inc.

Price Per Share:	$8.00

Minimum Offering:	1,000 shares

Maximum Offering:	2,000,000 shares (the “Maximum Offering”).

Expandable at the Company’s election by 100% to $32,000,000

Common Stock Shares	10,082,571 (1)(2)
Outstanding Prior to the
Offering:

Use of Proceeds :	Gotham Ballers will use the proceeds of this offering to expand its Gotham Ballers basketball team operations and to launch sports marketing related business lines throughout the state of New York. (see Use of Proceeds)

Risk Factors:	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular beginning on page 4.

Employee Stock Options:	(1)	As of the date of this Circular, there are 3,000,000 employee, players, advisor and director options authorized of which 2,565,000 are issued. The outstanding options have an exercise price of $1.00 per share.

Additional Shares:	(2)	Assumes the sale of 2,000,000 shares. If we accept subscriptions for an additional 2,000,000 shares, the number of shares outstanding after the offering will be 14,082,571.

Escrow:	It is anticipated that the funds from this Offering shall be held in a non-interest bearing trust escrow/trust account (the “Escrow Agent”), and shall comply with all applicable FINRA and Commission rules, and state and federal laws and held in escrow until satisfaction of all the conditions to the Closing.

RISK FACTORS

The Common Shares, offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Accordingly, prospective Investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any Common Shares. This Circular contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of uncertain factors, including but not limited to those set forth in the following risk factors and elsewhere in this Circular.

RISKS RELATING TO THIS OFFERING AND AN INVESTMENT IN THE COMMON SHARES

THERE WILL BE RESTRICTIONS ON RESALE OF THE SECURITIES AND THE SHARES AND THERE IS NO ASSURANCE OF THE REGISTRATION OF THE SECURITIES.

The Common Shares may not be sold unless at the time of such intended sale there is a current registration statement covering the resale of the Securities or there exists an exemption from registration under the Securities Act, and such Securities have been registered, qualified, or deemed to be exempt under applicable securities or “blue sky” laws in the state of residence of the seller or in the state where sales are being effected.

If no registration statement is filed with the Securities and Exchange Commission and declared effective covering the resale of any of the Securities sold pursuant to this Offering, investors will be precluded from disposing of such securities unless such securities may become eligible to be disposed of under the exemptions provided by Rule 144 under the Securities Act without restriction. If the Securities are not registered for resale under the Securities Act, or exempt therefrom, and registered or qualified under applicable securities or “blue sky” laws, or deemed exempt therefrom, the value of the such Securities will be greatly reduced. Investors should note that the exemption under Rule 144 is not available until on or after one year (1) from the date of closing.

NO MARKET FOR SECURITIES

There is currently no market through which any of the Company’s Securities may be sold and there is no assurance that any Securities of the Company will be listed for trading on a stock exchange, or if listed, will provide a liquid market for such Securities. Until Securities are listed on a stock exchange, holders of the Securities may not be able to sell them. Even if a listing is obtained, there can be no assurance that an active public market for the Company’s listed Securities will develop or be sustained after completion of the Offering. The price of the Securities was determined by negotiation between the Company and the Placement Agent and was based upon several factors, and may bear no relationship to the price that will prevail in the public market. The holding of the Common Shares (including the Common Shares) involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Common Shares should not be purchased by persons who cannot afford the possibility of the loss of their entire investment.

SHOULD OUR SECURITIES BECOME QUOTED ON A PUBLIC MARKET, SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Should a market develop and our stockholders sell substantial amounts of our common stock in the public market, shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

THERE WILL BE RESTRICTIONS ON RESALE OF THE SECURITIES, AND THERE IS NO ASSURANCE OF THE REGISTRATION OF ANY SECURITIES.

The Securities when issued, may not be sold unless, at the time of such intended sale, there is a current registration statement covering the resale of the Securities (or any securities issuable upon Common or exercise thereunder) or there exists an exemption from registration under the Securities Act, and such securities has been registered, qualified, or deemed to be exempt under applicable securities or “blue sky” laws in the state of residence of the seller or in the state where sales are being effected. If no registration statement is filed and declared effective covering the resale of any of the securities, subscribers will be precluded from disposing of such securities unless such securities may become eligible to be disposed of under the exemptions provided by Rule 144 under the Securities Act without restriction. If the Securities sold pursuant to this Offering are not registered for resale under the Securities Act, or exempt therefrom, and registered or qualified under applicable securities or “blue sky” laws, or deemed exempt therefrom, you may not be able to dispose of any of your securities.

WE HAVE SIGNIFICANT DISCRETION OVER THE NET PROCEEDS.

We estimate that the net proceeds to the Company from the Offering will be approximately $14,700,000, if the Maximum Offering is sold, after deduction of (a) placement agent commission and fees and (b) offering and transaction expenses, other than placement agent expenses. The net proceeds from the Offering will be used to launch the Company and to expand its basketball operations and to launch related sports marketing lines of business and to fund its operations, marketing and working capital.

As is the case with any business, particularly one without a proven business model, it should be expected that certain expenses, unforeseeable to management at this juncture, will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability for the Company. Investors are urged to consult with their attorneys, accountants and personal investment advisors prior to making any decision to invest in the Company.

THE OFFERING PRICE FOR THE COMMON SHARES HAS BEEN DETERMINED BY THE COMPANY.

The price at which the Common Shares are being offered has been arbitrarily determined by the Company. There is no relationship between the offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Common Shares was derived as a result of our negotiations with the investors based upon various factors including prevailing market conditions, our future prospects and our capital structure. These prices do not necessarily accurately reflect the actual value of the Common Shares or the price that may be realized upon disposition of the Common Shares.

AN INVESTMENT IN THE SECURITIES IS SPECULATIVE AND THERE CAN BE NO ASSURANCE OF ANY RETURN ON ANY SUCH INVESTMENT.

An investment in the Securities is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

FUTURE SALES AND ISSUANCES OF OUR COMMON STOCK OR RIGHTS TO PURCHASE COMMON STOCK COULD RESULT IN ADDITIONAL DILUTION OF THE PERCENTAGE OWNERSHIP OF OUR STOCKHOLDERS AND COULD CAUSE OUR SHARE PRICE TO FALL.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

THE SECURITIES WILL BE OFFERED BY US ON A “BEST EFFORTS” BASIS, AND WE MAY NOT RAISE THE MAXIMUM OFFERING.

We are offering the Common Shares on a “best efforts” basis. In a best efforts offering such as the one described in this Circular, there is no assurance that we will sell any of this offering including any amount up to the Maximum Offering. Accordingly, we may close upon amounts less than the Maximum Offering, which may not provide us with sufficient funds to fully implement our business plan.

IF THE MAXIMUM OFFERING IS NOT RAISED, IT MAY INCREASE THE AMOUNT OF LONG-TERM DEBT OR THE AMOUNT OF ADDITIONAL EQUITY WE NEED TO RAISE.

There is no assurance that the maximum number of Common Shares offered in this Offering will be sold. If the Maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity we are required to raise will further dilute investors participating in this Offering.

INVESTOR FUNDS WILL NOT ACCRUE INTEREST WHILE IN ESCROW PRIOR TO CLOSING.

All funds delivered in connection with subscriptions for the Securities will be held in a non-interest bearing escrow account with until the closing of the Offering, if any. If we fail to close prior to the Termination Date, investor subscriptions will be returned without interest or deduction. Investors in the Securities offered hereby may not have the use of such funds or receive interest thereon pending the completion of the Offering.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

RISKS RELATING TO GOTHAM BALLERS OWNING A CHAMPIONS BASKETBALL LEAGUE LICENSE

ADDITIONAL FINANCING MAY BE NECESSARY FOR THE IMPLEMENTATION OF OUR GROWTH STRATEGY.

The team may require additional debt and/or equity financing to pursue our growth and business strategies. These include, but are not limited to:

●	enhance our operating infrastructure
●	otherwise respond to competitive pressures.

Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

GOTHAM BALLERS SUMMER SEASON COMPETES WITH OTHER PROFESSIONAL SPORTING EVENTS.

Our season focuses primarily on the summer months when the Major League Baseball (MLB) season is in full swing. Our season comes at a time when spectators might normally prefer to be outdoors rather than indoors in an arena. These factors may some impact on the teams overall attendance.

GOTHAM BALLERS RELIES ON COOPERATION WITH THIRD PARTY LOCATIONS AND VENDORS.

Team success is reliant on the use of certain venues and/or locations to host events. If we are unable to secure beneficial deals with those venues and/or locations, our business, financial condition, and results of operations would be adversely affected.

GOTHAM BALLERS MAY ENCOUNTER SUBSTANTIAL COMPETITION FROM VARIOUS SOURCES.

In order to attract fans and market team-related merchandise and other products and services offered by the Company and the League, the Company and the League must successfully compete with (i) other basketball teams, including those in the National Basketball Association (“NBA”), to a certain extent the Women’s National Basketball Association (“WNBA”) and the National Collegiate Athletic Association (“NCAA”), (ii) other professional and NCAA sports teams (iii) the National Basketball Developmental League (“NBDL”), and (iv) other sporting and non-sporting sources of entertainment. Given the established nature of many of those competitors, there can be no guarantee that the Company and the League will attract enough revenue from fans and other sources to be profitable. If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer.

GOTHAM BALLERS DEPENDENCE ON SUCCESS OF TEAMS AND LEAGUE.

The Company and the League are dependent upon the continued operation of individual teams. The Company has limited control over other teams’ management, team funding and sponsorship and may not be able to assure compliance with play, promotion and other commitments required. If a substantial number of the teams do not operate, the Company’s and the League’s merchandising sponsorships and other revenue-generating possibilities will be materially harmed, which, as a result would adversely affect our business, financial condition, and results of operations.

OUR EMPLOYEES, EXECUTIVE OFFICERS, DIRECTORS AND INSIDER STOCKHOLDERS BENEFICIALLY OWN OR CONTROL A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK,

Which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our company.

Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in an investor receiving a premium over the market price for his shares. All of our currently outstanding shares of common stock is beneficially owned and controlled by a group of insiders, including our employees, directors and executive officers. Accordingly, our employees, directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares of our common stock, you may have no effective voice in the management of our Company. Such concentrated control of our Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

POTENTIAL LABOR DISPUTES IN PROFESSIONAL SPORTS COULD ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

Professional sports have a significant impact on the market conditions for each individual sport. Collective bargaining, labor disputes, lockouts or strikes by a professional sport, particularly Major League Baseball (MLB), National Football League (NFL), National Hockey League (NHL) the National Basketball Association (NBA), or international soccer leagues, could have a negative impact on our revenues. This may result in fewer page views that result in commercial activities by our users, and may cause advertisers to reduce the amount they spend on online advertising, thus having a significant negative impact on our website in 2016 and beyond.

THE OWNERSHIP BY OUR CHIEF EXECUTIVE OFFICER AND OUR DIRECTORS OF SHARES OF CHAMPIONS LEAGUE COMMON STOCK AND RIGHTS TO PURCHASE CHAMPIONS LEAGUE COMMON STOCK MAY CREATE, OR MAY CREATE THE APPEARANCE OF, CONFLICTS OF INTEREST.

The ownership by our chairman, president and our directors of shares of Champions League common stock, options to purchase shares of Champions League common stock, or other equity awards of Champions League may create, or may create the appearance of, conflicts of interest. Our chief executive officer currently serves as the chief executive officer of Champions League. Our chairman also currently serves on the board of directors of Champions League. Ownership by our chairman, president and our directors of common stock or options to purchase common stock of Champions League, or any other equity awards, whether prior to, or following the consummation of, this offering, creates, or, may create the appearance of, conflicts of interest when these individuals are faced with decisions that could have different implications for Champions League than the decisions have for us. Any perceived conflicts of interest resulting from investors questioning the independence of our management or the integrity of corporate governance procedures may materially affect our business and results of operations.

ANY DISPUTES THAT ARISE BETWEEN THE TEAM AND CHAMPIONS LEAGUE WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS COULD HARM OUR BUSINESS OPERATIONS.

Disputes may arise between Champions League and us in a number of areas relating to our past and ongoing relationships, including:

●	intellectual property, technology and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to us;
●	labor, tax, employee benefit, indemnification and other matters;
●	distribution and supply obligations;
●	employee retention and recruiting;
●	business combinations involving us;
●	sales or distributions by Champions League of all or any portion of its ownership interest in us;
●	the nature, quality and pricing of services Champions League has agreed to provide us; and
●	business opportunities that may be attractive to both of us.

If we have any disputes with Champions League, we may not be able to achieve the full strategic and financial benefits we expect to receive, or the benefits may be delayed or not occur at all.

OUR OPERATING RESULTS FORECAST RELIES IN LARGE PART UPON ASSUMPTIONS AND ANALYSES DEVELOPED BY US. IF THESE ASSUMPTIONS AND ANALYSES PROVE TO BE INCORRECT, OUR ACTUAL OPERATING RESULTS MAY BE MATERIALLY DIFFERENT FROM OUR FORECASTED RESULTS.

Whether actual operating results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;
●	whether we can manage relationships with key suppliers;
●	demand for our products;
●	the timing and costs of new and existing marketing and promotional efforts;
●	the market response to our products, and our ability to introduce new teams in a timely, cost-effective basis, and in a manner that does not detract from our existing teams;
●	our ability to manage our growth;
●	competition;
●	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;
●	the overall strength and stability of domestic and international economies; and
●	consumer spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial condition.

WE ARE DEPENDENT UPON THE SERVICES OF OUR CHAIRMAN, CARL GEORGE.

Our success is heavily dependent on the continued active participation of Carl George, our chief executive officer. Loss of the services of Carl George could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel.

Competition for qualified employees among companies in the technology industry is intense, and an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on the Company. Our inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATING TO GOTHAM BALLERS, INC.

Gotham Ballers, Inc. was formed to own and operate the New York Team License in the Champions Basketball League. The following risk factors are those of Gotham Ballers, Inc.

GOTHAM BALLERS, INC. (GBI) IS A DEVELOPMENT STAGE COMPANY AND GBI HAS A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

GBI is in the development stage and has a limited operating history for you to consider in evaluating GBI’s business and prospects. GBI has not yet generated any sales and has no net income. GBI initially anticipates incurring operating losses. There can be no assurance that GBI will be able to generate significant revenues from sales. GBI’s ability to achieve profitability will depend upon, among other things, GBI’s success in securing sponsorship and marketing support for athletes and event operations, managing GBI’s expense levels and quickly integrating newly hired personnel and technology, including management. GBI’s failure to achieve profitability would have a material adverse effect on GBI’s business, financial condition and results of operations.

TO DATE GBI HAS HAD SIGNIFICANT OPERATING LOSSES, AND AN ACCUMULATED DEFICIT. GBI HAS HAD NO REVENUES AND DOES NOT EXPECT TO BE INITIALLY PROFITABLE FOR AT LEAST THE FORESEEABLE FUTURE, AND CANNOT ACCURATELY PREDICT WHEN IT MIGHT BECOME PROFITABLE, IF EVER.

GBI has been operating at a loss since GBI’s inception, and GBI expects to continue to incur substantial losses for the foreseeable future. GBI had no revenue for the calendar year ended December 31, 2015. Further, GBI may not be able to generate significant revenues in the future. In addition, GBI expects to incur substantial operating expenses in order to fund the expansion of GBI’s business. As a result, GBI expects to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, GBI might become profitable.

GBI’S AUDITORS ARE EXPECTED TO EXPRESS SUBSTANTIAL DOUBT ABOUT GBI’S ABILITY TO CONTINUE AS A GOING CONCERN.

GBI’s auditors have yet to conduct the Company’s first audit but are expected to state that GBI’s ability to continue as a going concern is an issue as a result of GBI’s losses from operations if GBI continues to experience net operating losses. GBI’s ability to continue as a going concern is subject to GBI’s ability to generate a profit.

ADDITIONAL FINANCING MAY BE NECESSARY FOR THE IMPLEMENTATION OF GBI’S GROWTH STRATEGY.

GBI may require additional debt and/or equity financing to pursue GBI’s growth strategy. Given GBI’s limited operating history and existing losses, there can be no assurance that GBI will be successful in obtaining additional financing. Lack of additional funding could force GBI to curtail substantially GBI’s growth plans or cease operations.

In addition, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on GBI’s operating flexibility. GBI’s failure to successfully obtain additional future funding may jeopardize GBI’s ability to continue GBI’s business and operations.

GBI MAY BE UNABLE TO MANAGE THEIR GROWTH OR IMPLEMENT THEIR EXPANSION STRATEGY.

GBI may not be able to expand GBI’s product and service offerings, GBI’s markets, or implement the other features of GBI’s business strategy at the rate or to the extent presently planned. GBI’s projected growth will place a significant strain on GBI’s administrative, operational and financial resources. If GBI is unable to successfully manage GBI’s future growth, establish and continue to upgrade GBI’s operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, GBI’s financial condition and results of operations could be materially and adversely affected.

GBI RELIES UPON TRADE SECRET PROTECTION TO PROTECT THEIR INTELLECTUAL PROPERTY; IT MAY BE DIFFICULT AND COSTLY TO PROTECT GBI’S PROPRIETARY RIGHTS AND GBI MAY NOT BE ABLE TO ENSURE THEIR PROTECTION.

GBI currently relies on trade secrets. Trade secrets are difficult to protect and while GBI use reasonable efforts to protect GBI’s trade secrets, GBI cannot assure that GBI’s employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose GBI’s trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, GBI’s competitors may independently develop equivalent knowledge, methods and know-how. If GBI is unable to defend GBI’s trade secrets from others use, or if GBI’s competitors develop equivalent knowledge, it could have a material adverse effect on GBI’s business.

Any infringement of GBI’s proprietary rights could result in significant litigation costs, and any failure to adequately protect GBI’s proprietary rights could result in GBI’s competitors’ offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect GBI’s proprietary rights to the same extent as do the laws of the United States. Therefore, GBI may not be able to protect GBI’s proprietary rights against unauthorized third party use. Enforcing a claim that a third party illegally obtained and is using GBI’s trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce GBI’s intellectual property rights, to protect GBI’s trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect GBI’s future operating results.

GBI LACKS SALES, MARKETING AND DISTRIBUTION CAPABILITIES AND DEPEND ON THIRD PARTIES TO MARKET GBI SERVICES.

GBI has minimal personnel dedicated solely to sales and marketing of GBI’s games, events and endorsements and therefore GBI must rely primarily upon third parties to market and sell GBI’s games, events and endorsements. These third parties may not be able to market GBI’s games, events and endorsements successfully or may not devote the time and resources to marketing GBI’s games, events and endorsements that GBI require. GBI also rely upon third party carriers to distribute and deliver GBI’s games, events and endorsements.

If GBI choose to develop GBI’s own sales, marketing or distribution capabilities, GBI will need to build a marketing and sales force with games, events and endorsements expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available. If GBI or a third party are not able to adequately sell and distribute GBI’s games, events and endorsements, GBI’s business will be materially harmed.

IF GBI IS UNABLE TO ESTABLISH SUFFICIENT SALES AND MARKETING CAPABILITIES OR ENTER INTO AND MAINTAIN APPROPRIATE ARRANGEMENTS WITH THIRD PARTIES TO SELL, MARKET AND DISTRIBUTE GBI’S GAMES, EVENTS AND ENDORSEMENTS, GBI’S BUSINESS WILL BE HARMED.

GBI has limited experience as a company in the sale, marketing and distribution of GBI’s products and services. GBI depends upon third parties to sell GBI’s games, events and endorsements both in the United States and internationally. To achieve commercial success, GBI must develop sales and marketing capabilities and enter into and maintain successful arrangements with others to sell, market and distribute GBI’s games, events and endorsements.

If GBI is unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, GBI may not be able to games, events and endorsements revenue and may not become profitable. If GBI’s current or future partners do not perform adequately, or GBI is unable to locate or retain partners, as needed, in particular geographic areas or in particular markets, GBI’s ability to achieve GBI’s expected revenue growth rate will be harmed.

GBI’S SUCCESS IS DEPENDENT ON MARKET ACCEPTANCE OF THE GBI’S GAMES, EVENTS AND ENDORSEMENTS.

GBI’s ability to gain market acceptance and to grow will largely depend upon GBI’s success in effectively and efficiently communicating games, events and endorsement benefits to the key buyer groups and distinguishing GBI’s games, events and endorsement from other games, events and endorsements. To gain market share, GBI also must brand the GBI’s players as highly competitive. GBI cannot assure you that GBI will be able to achieve success, to gain market acceptance and grow. GBI’s failure to achieve market acceptance would have a material adverse effect on GBI’s business, financial condition and results of operations.

GBI’S OPERATING RESULTS FORECAST RELIES IN LARGE PART UPON ASSUMPTIONS AND ANALYSES DEVELOPED BY GBI. IF THESE ASSUMPTIONS AND ANALYSES PROVE TO BE INCORRECT, GBI’S ACTUAL OPERATING RESULTS MAY BE MATERIALLY DIFFERENT FROM GBI’S FORECASTED RESULTS.

Whether actual operating results and business developments will be consistent with GBI’s expectations and assumptions as reflected in GBI’s forecast depends on a number of factors, many of which are outside GBI’s control, including, but not limited to:

●	whether GBI can obtain sufficient capital to sustain and grow GBI’s business;
●	whether GBI can manage relationships with key suppliers;
●	demand for GBI’s games, events and endorsements;
●	the timing and costs of new and existing marketing and promotional efforts;
●

the market response to GBI’s games, events and endorsements, and GBI’s ability to introduce new games, events and endorsements in a timely, cost-effective basis, and in a manner that does not detract from GBI’s existing games;

●	GBI’s ability to manage GBI’s growth;
●	competition from other leagues;
●	GBI’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;
●	the overall strength and stability of domestic and international economies; and
●	consumer spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond GBI’s control, could materially and adversely affect GBI’s business, results of operations and financial condition.

GBI IS DEPENDENT UPON KEY PERSONNEL AND CONSULTANTS.

GBI’s success is heavily dependent on the continued active participation of GBI’s current executive officers listed under “Management.” Loss of the services of one (1) or more of GBI’s officers could have a material adverse effect upon GBI’s business, financial condition or results of operations. Further, GBI’s success and achievement of GBI’s growth plans depend on GBI’s ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the sports entertainment industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of GBI’s activities, could have a materially adverse effect on us. The inability on GBI’s part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on GBI’s business, financial condition or results of operations.

GBI’S BUSINESS MODEL IS EVOLVING AND UNPROVEN.

GBI’s business model is unproven and is likely to continue to evolve. Accordingly, GBI’s initial business model may not be successful and may need to be changed. GBI’s ability to generate significant revenues will depend, in large part, on GBI’s ability to successfully market GBI’s products to potential users who may not be convinced of the need for GBI’s products and services or who may be reluctant to rely upon third parties to develop and provide these products. GBI intend to continue to develop GBI’s business model as GBI’s market continues to evolve.

IF GBI FAILS TO MAINTAIN AND ENHANCE AWARENESS OF GBI’S BRAND, GBI’S BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

GBI believe that maintaining and enhancing awareness of GBI’s brand is critical to achieving widespread acceptance and success of GBI’s business. GBI also believe that the importance of brand recognition will increase due to the relatively low barriers to entry in GBI’s market. Maintaining and enhancing GBI’s brand awareness may require GBI to spend increasing amounts of money on, and devote greater resources to, advertising, marketing and other brand-building efforts, and these investments may not be successful.

Further, even if these efforts are successful, they may not be cost-effective. If GBI is unable to continuously maintain and enhance GBI’s website, GBI’s traffic may decrease and GBI may fail to attract advertisers, which could in turn result in lost revenues and adversely affect GBI’s business and financial results.

GBI NEEDS TO INCREASE BRAND AWARENESS.

Due to a variety of factors, GBI’s opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of GBI’s brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in GBI’s market increases. Successfully promoting and positioning GBI’s brand will depend largely on the effectiveness of GBI’s marketing efforts and GBI’s ability to develop industry-leading products at competitive prices. Therefore, GBI may need to increase GBI’s financial commitment to creating and maintaining brand awareness. If GBI fail to successfully promote GBI’s brand name or if GBI incur significant expenses promoting and maintaining GBI’s brand name, it would have a material adverse effect on GBI’s results of operations.

GBI FACES COMPETITION IN GBI’S MARKETS FROM A NUMBER OF LARGE AND SMALL COMPANIES, SOME OF WHICH HAVE GREATER FINANCIAL, RESEARCH AND DEVELOPMENT, PRODUCTION AND OTHER RESOURCES THAN GBI HAS.

The industry competitors with which GBI competes in most cases have longer operating histories, established ties to fans or athletes, and greater brand awareness. Many of GBI’s competitors in the market space have greater financial, technical and marketing resources. GBI’s ability to compete depends, in part, upon a number of factors outside GBI’s control, including the ability of GBI’s competitors to develop alternatives that are competitive. If GBI fails to successfully compete for athletes or fans, or if GBI incurs significant expenses competing for athletes or fans, it would have a material adverse effect on GBI’s results of operations.

A DATA SECURITY BREACH COULD EXPOSE GBI TO LIABILITY AND PROTRACTED AND COSTLY LITIGATION, AND COULD ADVERSELY AFFECT GBI’S REPUTATION AND OPERATING REVENUES.

To the extent that GBI’s activities involve the storage and transmission of confidential information such as online fan clubs and other Internet offerings, GBI and/or third-party processors will receive, transmit and store confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to GBI’s or these third parties’ systems or databases could result in the theft, publication, deletion or modification of confidential customer and other information.

A data security breach of the systems on which sensitive account information are stored could lead to fraudulent activity involving GBI’s products and services, reputational damage and claims or regulatory actions against us. If GBI is sued in connection with any data security breach, GBI could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, GBI might be forced to pay damages and/or change GBI’s business practices or pricing structure, any of which could have a material adverse effect on GBI’s operating revenues and profitability. GBI would also likely have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

GBI DEPENDS ON THIRD PARTY PROVIDERS FOR A RELIABLE INTERNET INFRASTRUCTURE AND THE FAILURE OF THESE THIRD PARTIES, OR THE INTERNET IN GENERAL, FOR ANY REASON WOULD SIGNIFICANTLY IMPAIR GBI’S ABILITY TO CONDUCT ITS BUSINESS.

GBI will outsource all of its data center facility management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third party facilities require uninterrupted access to the Internet. If the operation of the Company’s servers is interrupted for any reason, including natural disaster, financial insolvency of a third party provider, or malicious electronic intrusion into the data center, its business would be significantly damaged. As has occurred with many Internet-based businesses, the Company may be subject to "denial-of-service" attacks in which unknown individuals bombard its computer servers with requests for data, thereby degrading the servers' performance. The Company cannot be certain it will be successful in quickly identifying and neutralizing these attacks. If either a third party facility failed, or the Company’s ability to access the Internet was interfered with because of the failure of Internet equipment in general or the Company becomes subject to malicious attacks of computer intruders, its business and operating results will be materially adversely affected.

GBI’S EMPLOYEES MAY ENGAGE IN MISCONDUCT OR IMPROPER ACTIVITIES.

GBI is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with regulations, provide accurate information to regulators, comply with applicable standards, comply with federal and state laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities, which could result in regulatory sanctions and serious harm to GBI’s reputation. GBI has adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions GBI takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting GBI from governmental investigations or other lawsuits.

GOVERNMENTAL REGULATION.

GBI is subject to certain standard employment and event regulations at both State and Federal Levels. The Federal regulations are those regarding fair employment practices and safe working conditions, both of which the Company intends to follow. The State and City regulations are those standard regulations related to arena capacity, fire code and safe concerts and events including permitting and staffing requirements. While these requirements will vary from State to State and city to city, it is the Company’s intent to manage each event so that it is regulatory compliant. In certain cities GBI’s events will require permitting and special taxes and in others there are no such requirements. The Company plans to utilize checklists for each event to ensure compliance with such regulations.

GBI will continue to comply with all applicable regulations affecting the markets in which it operates however, such regulation may become overly burdensome and therefore may have a negative effect on the Company’s ability to perform as planned. These regulations including necessary permits, ticket sales rules and taxes and regulations including fire and employment regulations for events, will differ from city to city and state to state will require GBI to comply will all applicable rules and permits and should GBI fail to maintain compliance subject GBI to fines or the inability to hold GBI’s events in that city or state.

RELIANCE ON MARKET RESEARCH.

A substantial portion of the market research conducted for this endeavor is based upon management’s prior business experience as well as personal discussions with industry leaders.

While the initial response has been positive, such information is highly subjective, with no independent statistics to rely upon. While the Company considers these indicators to be very favorable for the development of its business, there is no definitive proof of the size of the potential market or that the business plan contained herein can achieve all its stated goals.

GBI’S EMPLOYEES, EXECUTIVE OFFICERS, DIRECTORS, FOUNDERS AND INSIDER STOCKHOLDERS BENEFICIALLY OWN OR CONTROL A SUBSTANTIAL PORTION OF GBI’S OUTSTANDING COMMON STOCK, WHICH MAY LIMIT GBI’S ABILITY AND THE ABILITY OF GBI’S OTHER STOCKHOLDERS, WHETHER ACTING ALONE OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF GBI’S COMPANY.

Additionally, this concentration of ownership could discourage or prevent a potential takeover of GBI’s Company that might otherwise result in an investor receiving a premium over the market price for its shares. Approximately 70% of GBI’s outstanding shares prior to this Offering of common stock is beneficially owned and controlled by a group of insiders, including GBI’s employees, directors and executive officers. Accordingly, GBI’s employees, directors, executive officers and insider shareholders may have the power to control the election of GBI’s directors and the approval of actions for which the approval of GBI’s stockholders is required. If you acquire shares of Common Stock, you may have no effective voice in the management of GBI’s Company. Such concentrated control of GBI’s Company may adversely affect the price of GBI’s Common Stock. GBI’s principal stockholders may be able to control matters requiring approval by GBI’s stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for GBI’s stockholders to receive a premium for their shares of GBI’s Common Stock in the event GBI merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of GBI’s Common Stock.

LIMITATION OF DIRECTOR LIABILITY.

GBI’s Articles of Incorporation and Bylaws provide for the indemnification of directors to the fullest extent permitted by the New York Business Corporation Act and to the extent permitted by such law, eliminate or limit the personal liability of directors to GBI and its shareholders of monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GBI pursuant to the foregoing provisions.

USE OF PROCEEDS

We estimate that the net proceeds to the Company from the Offering will be approximately $14,700,000, if the Maximum Offering is sold, after deduction of (a) placement agent commission and fees and (b) offering and transaction expenses, other than placement agent expenses. The net proceeds from the Offering will be used to launch the Company’s basketball league and to fund its operations, marketing and working capital.

The amount and timing of the Company’s use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, the success of our sports marketing efforts, competitive and technological developments, and the rate of growth, if any, of our business. The Company’s management will have broad discretion in the allocation of the net proceeds of this Offering. Pending the corporate uses noted above, the Company will invest the net proceeds of this Offering in cash, cash-equivalents, money market funds, or short-term interest-bearing, investment-grade securities.

Assuming the Maximum Offering is sold, the net cash proceeds to the Company are estimated to be approximately $14,700,000 after commissions and offering expenses. The Company anticipates that the net proceeds will be used to fund the following:

Proceeds after Expenses (1)		$14,700,000
Operations
	Team Personnel	$1,400,000
	Marketing	$1,000,000
	Legal & Accounting	$150,000
	Facilities	$300,000
Expansion of Team Related Operations		$2,850,000
Expansion of Sports Marketing Operations		$2,500,000

Total Use of Proceeds		$8,200,000
Working Capital Reserve		$6,500,000

The Company expects that the proceeds of the Offering (assuming the Maximum Offering is sold) will be sufficient to fund its objectives in 2018.

(1) Assumes the full 2,000,000 shares in the offering are sold.

DETERMINATION OF PRICE OF THE SECURITIES

The price of the Shares may not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets. Rather, the price of the Shares may be derived as a result of our negotiations with the investors based upon various factors including prevailing market conditions, our future prospects and our capital structure. Due to the nature of the price of the Shares, such valuation may not be indicative of prices that may prevail for the Company’s Common Stock at any time or from time to time in the future.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of Common Stock. We currently intend to retain our future earnings, if any, for future growth and development of our business and do not currently anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of the period ending November 30th, 2017, both before and after giving effect to this Offering.

Shareholders	Shares Outstanding	Consideration	% Owned Prior to Offering	% Owned Post Offering
Champions League Inc.	2,000,000	0	20%	17%
Champions League Partners, Inc.	2,000,000	$500,000	20%	17%
Star Team Holdings, LLC.	2,000,000	$500,000	20%	17%
Aaski Sports, LLC.	2,000,000	$400,000	20%	17%
NY Team Holdings, LLC	1,000,000	$500,000	10%	8%
Individual Investors (7)	1,000,000	$1,000,000	10%	8%
Investors in the Reg CF	82,571	$578,000	1%	1%

Shares Outstanding	10,082,571	$2,500,000	100%	83%

Investors in Reg A+ Offering	2,000,000	$16,000,000		17%

Total After The RegA+ Offering	12,082,571	18,500,000		100%

(1) As of the date of this Circular, there are 3,000,000 employee, players, advisor and director options authorized of which 2,565,000 are issued. The outstanding options have an exercise price of $1.00 per share.

MANAGEMENT

The names, positions and ages of our directors and executive officers as of the date of this Memorandum, are as follows:

NAMES	TITLE OR POSITION	AGE
Carl George	Chairman of the Board	55
Mark Aguirre	President and Director	57
Jill Miyamoto	VP Operations and Director	45

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Background of Executive Officers and Directors

The background and professional experience of each of our directors and executive officers are as follows:

Carl George, Chairman & CEO

Carl George serves as Chairman of the Board of Directors and Chief Executive Officer since launching the Champions Basketball League. With over 25 years of business development history, Carl founded four separate companies sold to Fortune 100 companies and spent seven years as CEO of CGP Technologies. As Chairman, he directs the financial and strategic planning of the team, and oversees the management on behalf of the Board of Directors for the Champions Basketball League.

Mark Aguirre, Chairman of the Board of Directors and President

Mark Aguirre is the President of the Gotham Ballers. As the Naismith College Player of the Year, Mark was a DePaul University stand out. He was the first overall draft pick by the Dallas Mavericks in the 1981 NBA draft. During the next 13 seasons, Mark was a 2 time NBA Champion and 3x NBA All Star. Post professional play Mark continued to inspire those on the court in Assistant Coaching positions with DePaul University, as well as, the New York Knicks. And off court, Mark has been involved with many successful businesses and founded a successful company involved in aerospace. In his position with Gotham Ballers, Mark will direct all the elements of the basketball team and management of operations and all details regarding the organization.

Jill Miyamoto, EVP Operations and Director

Jill Miyamoto is EVP of operations and serves as a director for the company as well. Ms. Miyamoto has held executive positions in Fortune 50 companies, start-ups and is a driving force in building strong brands on a global scale. In her previous Sr. Management roles at Target, she sourced several billion dollars of private label product from over 20 countries and successfully led a global expansion team overseeing 300 stores. Ms. Miyamoto was part of the Rollerblade revolution and was instrumental in the creation of this new sports category including the founding of the X games. Jill will oversee daily operations, personnel, game day operations and the legal and accounting for the team.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee We anticipate that the board of directors will authorize the creation of such committees, in compliance with established corporate governance requirements, on or prior to June 1, 2018.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

None.

Legal Proceedings

As of the date of this Memorandum, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Executive Compensation

Summary Compensation Table

The following table provides certain summary information concerning planned compensation for the company.

	Name and Principal	Salary	Bonus	Total cash
	Position	($)	($)	compensation
				($)
Mark Aguirre	Chairman of the Board of Directors and President	180,000	Based on milestones accomplished $160,000	TBD
Jill Miyamoto	VP Operations and Director	96,000	Based on milestones accomplished $100,000	TBD

Grants of Plan-Based Stock Option Awards

The following table sets forth information regarding stock option awards to our executive officers under our stock option plans as of the date of this Memorandum.

Name	Number of Stock Options	Exercise	Date of Grant	Expiration Date
		Price
Mark Aguirre	200,000	1.00	June 1, 2016	June 1, 2022
Jill Miyamoto	30,000	1.00	June 1, 2016	June 1, 2022

Employment Agreements, Board of Director Agreements and Consulting Agreement

On June 1, 2016, we entered into an employment agreement with Mr. Mark Aguirre to serve as our President, for an initial term of two years. Pursuant to the agreement, Mr. Aguirre shall receive compensation of $180,000 per year during the term of the agreement. Additionally, the Mr. Aguirre will be eligible to receive a target quarterly bonus of up to $40,000 per quarter based on our financial performance and his individual performance, in each case as determined by our board of directors or compensation committee. Pursuant to the employment agreement, Mr. Aguirre will also be entitled to receive options to purchase such number of shares of common stock as determined by our board of directors or compensation committee.

Mr. Aguirre is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. Mr. Aguirre’s employment with the Company may be terminated at any time, for cause (as defined in the agreement) upon 45 day prior written notice. In the event that Mr. Aguirre’s employment is terminated by the Company without cause (as defined in the agreement), Mr. Aguirre is entitled to a severance payment of six months salary.

DIRECTOR COMPENSATION

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We currently compensate non-management directors through an annual grant of stock options to purchase twenty-five thousand (25,000) shares of common stock pursuant to the 2016 Employee, Consultant and Director Option Plan and the payment of a cash fee only for reimbursement of expenses incurred as a director (travel, etc.).

BUSINESS OF GOTHAM BALLERS

Organizational History

Gotham Ballers, Inc. was originally incorporated in New York in January of 2016. It merged in with GB Newco in September of 2016 to become Gotham Ballers, Inc. a New York C Corporation.

General Overview

Gotham Ballers, LLC (“we,” “us,” “our,” and the “Company”) was founded to own and operate the New York State License of the Champions Basketball League, a summer basketball league featuring former players from the NBA. These license owners are entitled to profits from the operations of their team interest and are expected to appreciate over time. There can be no assurance that this team entity will be profitable or that it will appreciate over time.

Business Overview

The Company’s purpose is to own and operate a sports marketing business to operate the New York team license operated in the Champions Basketball League. If successful the founders believe they will become profitable and that its team interest will appreciate over time.

Gotham Ballers Team License Ownership Overview

Gotham Ballers holds an exclusive, perpetual license to operate in the New York territory a basketball team in the Champions Basketball League, a summer league designed to showcase players who have come out of the NBA.

Champions Basketball League Structure

The Gotham Ballers plays in a summer league with 16 teams (7 home games and 7 away games in two divisions).

Teams are locally licensed to owners in each of the 16 markets. This team license is for the New York territory and allows the company to operate the team during the summer men’s basketball season (July and August with a championship tournament in September).

Fees and Revenues

The team paid a total of $1,900,000 for its exclusive team license covering the territory of the State of New York.

The team pays a $500,000 annual fee for their Champions League license. Teams keep all other revenues that they generate in their territory and distribute this income to the team owners.

Champions Basketball League City Teams

By utilizing large NBA markets, we have a built in base of fans and can easily market to many different segments of the market to drive ticket sales and marketing event participation. The following is a list of the anticipated team market listing where Licenses will be sold:

Summer Season – June, July, August and September

Income – Per Game and Per Season

Gotham Ballers will keep 100% of the revenues they generate in its market. There is no sharing of revenues with the visiting team or with Champions League. This means that a team that generates more sponsors, events or sells more tickets or concessions, can outperform the forecasts.

The following is an overview of the major income categories and how they occur, per game, or as annual seasonal Income.

Home Games per season – Gotham Ballers has 7 home games and 4 exhibition games during the summer season of June – September. League play is July and August. The championship game is in September

Income per game are those revenues you will receive each time you host a game. They are expected to average approximately $247,000 per game and include 6,000 tickets at an average of $25 per ticket with fans then generating $6 each in memorabilia and $6 in concessions margin and per game advertising of $25,000. Advertising is in our programs, on the scoreboard and game day giveaways and other types of game day advertising.

It is expected that in 11 games a summer a team will average $2,717,000 in game related revenues.

Annual season revenues are those that are committed annually such as national sponsors, local sports TV and radio advertising (usually matching your spend in kind). Each team also receives $40,000 per game for playing away games. This is the same as the $40,000 fee that you pay to other teams when they come to play your home games. Away fees will amount to $440,000 per year.

National sponsors are expected to generate an average of $440,000 per team per year. These are national agreements for shoe and athletic wear sponsors, soft drinks, cell phones, cars and other traditional national sports advertisers and sponsors.

Local sponsors and corporate events, from game day suites with players coming up for pre-game visits to new car dealer promotions and golf outings with corporate clients it is expected each team will generate on average $1,250,000 per year in local appearances and corporate sponsors.

TV, radio and newspaper in kind. This is from contests and other local promotions where the team receives advertising, ticket sales and other related revenues from their local media outlets. Sometimes this comes in the form of shared revenues to say a basketball day in the park with ESPN’s local station or an advertising promotion with the local paper. We expect this to average around $220,000 per team, per year.

Local and regional TV. Each market has cable, radio and regional TV that carry local sports content. These stations usually enter into commercial splitting arrangements and talk shows and other in market broadcast. We estimate these to average $220,000 per team, per year as well.

Using the above assumptions, we estimate a team’s seasonal revenues to total approximately $5.2 million.

This forecast does not include television revenue from the national broadcast of league games of which 50% will be divided amongst the 16 teams. The initial TV forecasts suggest this could add an additional $50,000 to $100,000 per team and should increase over time.

Teams also keep their Internet revenue that is tied to the individual team so online merchandising, fan clubs, and events is another source of additional income.

Expenses Analysis

We have estimated a line item detail of the major expense category’s and how they are incurred, per game, or as an annual seasonal expense.

This pro forma is based on 11 Home Games Per Season (7 League games, 4 Exhibition games).

Expenses per game are those expenses you will incur each time you host a game. They amount to approximately $115,000 per game not counting the personnel.

Venue, security and staff, paying the visiting team are all examples of per game expenses. We have added a ‘miscellaneous’ category to this with a 20% catchall for per game additional expenses.

Total estimated per game expenses each year are $1,215,000.

Annual season expenses are those expenses you will have with no games played. This is mostly personnel, front office, away game and the annual league fee.

Travel expenses occur for the 11 away games are estimated at $40,000 per game as well.

Marketing and sales occur on both a per game and annual basis.

The league pays all players per game or event and the team reimburses the league for this expense. There are three levels of players: Level A, paid $5,000 per game or event; Level B, paid $4,000 per game or event; and Level C, paid $3,000 per game or event. This three tiers yields an average per player, per season cost of $88,000 for the 11 home and 11 away games (22 total).

Front office includes the coach and the marketing related players (President, etc). Coaches are paid $150,000 per year. Marketing players such as team President, or VP for Community are filled with hall of fame players and they are paid $60,000 to $100,000 each for appearances and the use of their image in marketing materials.

We have included $400,000 of expense for these categories

SG&A is your GM and his staff. Staff will either be year-round (2-4 people) or seasonal with a large group being interns and college students. Sales people are expected to be paid a base plus commissions.

Estimated annual fixed costs for the team are $ 2,895,000. Per game and annual expenses combined are $4,160,000.

Pro Forma Summary:

Expected Income Annually:	$5,287,000
Expected Expenses Annually:	$4,160,000
Annual Profit:	$1,127,000

This summary is consistent with our analysis and assumptions for each game and each season in each market. These are averages and a team’s performance could vary widely.

Gotham Ballers License Features

The following is a partial summary of the License terms and conditions Gotham Ballers can expect to have.

License	The License is automatically renewed annually for a fee of $500,000 if the License is in good standing, and the License can be resold to approved owners anytime after the first year of operation.
Territory	The license is exclusive for the territory of the team. The New York license is for the territory of the entire State of New York. This will allow the team to periodically go to Buffalo or Rochester to play exhibition games as well.

Champions League Overview

Fans are going to games and watching basketball: In 2015, approximately 21 million people attended NBA games in one of 30 cities in the U.S. Worldwide more than 100 million fans attend basketball games each year.

Source: http://www.espn.com/nba/attendance/_/year/2015

The following is a description of the summer league of Champions Basketball League.

Champions Summer Basketball League	A competitive summer league, with former NBA players and All Stars playing on 16 teams with a championship in September. The games will be played at smaller college-sized arenas with affordable ticket prices. Average tickets are $25.00.
Sponsorship Endorsement and Marketing Opportunities	Teams athletes will be featured in marketing opportunities and endorsements / sponsorship deals. This includes traditional sports marketing such as Nike and Coke, plus casino, golf and poker tournaments.
Internet Fan Club	Teams will have online fan clubs and marketing opportunities. These free clubs allow fans to keep in touch with the athletes they love. The club will offer extensive interaction to keep the fans connected. The SuperFan Club is a premium membership ($99) for the super fan allowing even greater connection to their team.
Merchandising	Both online and at games and events teams will be leading sellers of popular NBA and athletic hats, jerseys and other merchandise.

Champions Basketball League will feature sixteen (16) teams – consisting of East and West divisions with eight (8) teams each to play an ongoing summer league in the months of July and August. Playing its games in major markets, the Champions League will have its annual championship in September.

These teams will be individually licensed to local licensee owners who purchase the license for a given state or territory (the “License”) and operate the team with their own capital and without the assistance of the League.

Gotham Ballers is one of those licenses.

In addition to the seven (7) home and seven (7) away games, teams will play in the League championship tournament in September and will host two (2) to (4) charity exhibition games per year. The Gotham Ballers team licensee would host its home games and practices in a home arena, and then play an exhibition game in Syracuse and Buffalo each year.

Gotham Ballers is the largest SMSA of all the Champions League Team Licenses. The markets that Champions League will look to play its summer league in will primarily be large urban markets with at least 3,000,000 people in the surrounding area, and diverse sports offerings with university, college, minor league, and existing NBA and NFL teams.

Champions League first full summer basketball season is expected to be held in July and August of 2018.

Champions Basketball Summer League Licensed Territories

The following is a partial list of major cities in which Champions League intends to have licensed teams. Champions League also believe that they will be able to eventually license an additional sixteen (16) cities after the founding to bring the league total to thirty (32) teams by 2018.

Possible Champions League License Cities

MSA City	Population	MSA City	Population
New York	18,897,109	Atlanta	5,268,860
Los Angeles	12,828,837	Boston	4,552,402
Chicago	9,461,105	San Francisco	4,335,391
Dallas	6,371,773	Detroit	4,296,250
Philadelphia	5,965,343	Phoenix	4,192,887
Houston	5,946,800	Seattle	3,439,809
Washington	5,582,170	Minneapolis	3,279,833
Miami	5,564,635	Cleveland	2,077,240

Source: U.S. Census Bureau, 2010 Census, https://www.census.gov/prod/cen2010/briefs/c2010br-01.pdf

These populations represent the SMSA (Standard Metropolitan Statistical Area) from the 2010 Census

Here is a summary of the top markets:

http://www.currentresults.com/Weather-Extremes/US/largest-cities-list.php

Here is the 2010 U.S. Census tables on each major U.S. city:

http://www.census.gov/compendia/statab/2012/tables/12s0020.pdf

It is Champions League’s intention that a License will be for the entire state and cover multiple markets (for example the Gotham Ballers NY License will be a state wide license that will cover upstate New York as well as New York City). It is management’s current intention to only allow California, Texas and Florida to be broken up with multiple teams within those States.

Champions Team License Terms and Conditions Summary

Champions League will award team operating licenses in those market where it feels a team can thrive and play an important role in a strong league. Teams are expected to have $1.5 million of working capital prior to the start of each season. They will be well run, good corporate citizens in their community, profitably operated, and involved in charity and sport community efforts throughout the season.

Gotham Ballers License Description

Champion’s plans for the Gotham Ballers License to be an annually renewable license to operate the team within the specified territory – New York state. The License will allow the local team operator to conduct all aspects of the business and to make and build a business that can become an important part of their community.

Gotham Ballers License Ownership

The License can be owned by an individual, a company, or investor group that meet the appropriate criteria including the review and approval of Champions League. The Gotham Ballers License is automatically renewed annually if the License is in good standing, and the License can be resold to approved owners any time after the first year of operation.

Champions Player and Game Costs

Champion’s plans for all players to be employed by Champions League Inc. (much like how it is done in Minor League Baseball) where team members including players and coaches are assigned through the annual plan and draft to the licensed team. Under this scenario the Gotham Ballers team reimburses Champions League, for the players and coaches compensation. This approach would allow Champions League the most flexibility to marketing and exhibition game assignments throughout the year.

Gotham Ballers will be expected to have $1.5 million of working capital prior to each season beginning and that each team will begin preparing for the season in April. Champions League games are fully funded by the home team which keeps all revenues from the event. A visiting team fee is paid to the visiting team to cover the visiting team expenses.

Champions Qualified License Holders

Champions League’s plan is that Champions League License holders will be chosen based on a set of determined criteria and qualifications which may vary from licensed market to licensed market but in general will center on business experience, net worth, community involvement and standing, sports and marketing experience and other factors. No one factor is the sole determinate and Champions League reserves all rights to choose the owner and grant the License, at its sole discretion.

Gotham Ballers License Fees

Champion League’s intention is that each licensed territory team pays an initial and an annual license fee to the Company.

a.	The initial team operating License fee is $2,000,000.
b.	The annual team operating License fee is $500,000.
c.	Annual working capital needs are estimated at additional $1,500,000.

Gotham Ballers Home Arena

The Gotham Ballers will play their summer season at Nassau Veterans Memorial Coliseum, commonly known as Nassau Coliseum which is operated by the Brooklyn Sports Enterprises (BSE) who also own the Brooklyn Nets of the NBA. The venue is a multi-purpose indoor arena in Uniondale, Nassau County, New York. It’s multiple million dollar renovations will be complete before the 2018 season. The Coliseum is located approximately 19 miles (31 km) east of New York City on Long Island. The Coliseum occupies 63 acres (25 ha) of Mitchel Field, site of a former Army and Air Force base. The Coliseum was used for sporting events, concerts, large exhibitions and shows of various kinds, as well as trade shows — 44,000 square feet (4,100 m2) at the main arena, 60,000 at the Expo Center. The arena served as the home for the New York Islanders ice hockey team from 1972 to 2015 and the New York Nets basketball team from 1972 to 1977 and will serve as the new home of the Long Island Nets of the NBA D-League and the Gotham Ballers in the 2018 season.

Additional games can be played at St. John’s University in Queens and a large event each year taking place at Barclays Center in Brooklyn.

The Players

One of the exciting things about professional sports is the constant influx of new talent mixed with the veterans of the game. Each year (and in every sport) there is a new class of rookies and a new class of “former” players. Champions will create the largest pool of former players, with the goal of extending their athletic lives and their fans’ reach to provide meaningful programming and experiences for all involved.

Gotham Ballers and each of Champions League’s 16 Teams will consist of ten players, all of whom have played in the NBA and have played professionally in the past three years All Stars up to Five Years. All players are 1099 contracted to Champions League and each team is responsible for reimbursing Champions corporate for the athletes. The key process established for acquiring players consists of Recruiting, Onboarding and Development.

Our recruiting team is responsible for vetting players and signing contracts - ensuring a strong balance of positions and a variety of player levels are available to each team. Our recruiters also focus on defining the best mix of players for each team and then assign the majority of these players to teams in the markets in which they have played and/or live. Selecting in-market players is ideal, as many have established residence, have families and are active members of their communities. In-market players will also help minimize travel costs for both in and out of market games.

Athletes That Make the Best Fit

The athlete’s quality and advertising power is no longer exclusively dependent upon his or her sports talent. The current celebrity-athletes are requested to set examples for our youth, to develop a sincere persona for themselves, as well as to stand out in the world of media and entertainment relations.

Although the opportunities for athlete and brand connections have no limit, the athlete’s conduct on and off the court is crucial.

Brands and sports marketing organizations place their name, and their reputation, on each of their athletes; these firms and brands are definitely trying to find mature and well-grounded athletes to represent their products and brands.

In addition, Gotham Ballers will feature athletes that are from or played in New York state.

Game Operations

Gotham Ballers basketball operations will be managed and staffed by personnel from Brooklyn Sports Enterprises (BSE) who also own the Brooklyn Nets of the NBA. Gotham Ballers will pay BSE a fee equal to 120% of BSE costs for all services related to the operation of the Gotham Ballers including arena personnel, referees, trainers and team management during game day. Additionally BSE will provide ticketing and ticket marketing services at a $3.00 fee per ticket.

Gotham Ballers will also work with the management at Champions Basketball League to create seamless game operations. The following is a sampling of services that the League will provide the operators of the team.

In Arena Digital Graphics
Champions League has partnered with an industry leader to provide turnkey technology service provider specializing in integrating multimedia systems into stadiums, entertainment facilities, transportation hubs and retail venues throughout North America including the Gotham Ballers Home Arena. There will be generic in game packages available as well as customized graphics packages to fit your specific game needs for your fans and sponsors. Champions League staff will assist the Gotham Ballers in determining the needs based on the event taking place.

Arena On Court Graphics
Champions League staff will assist each team with the placement and ordering of the needed on court graphics and installation through a predetermined vendor or local vendor if applicable.

Game Presentation
Champions Basketball League will provide the Gotham Ballers templates for the format of the game presentation that includes the leagues predetermined game format that each team will follow and execute that includes the time out, halftime and fan interaction ideas.

Officials
There will be 2 officials assigned to each game that will have at the minimum NCAA certification. Champions League staff and home team to secure officials from the designated market and communicate the rules.

Trainers
Gotham Ballers through BSE will have a trainer assigned to them during the duration of all pregame, game and post game activities that will be secured in the market. Gotham Ballers may also have a trainer that they prefer (team trainer) to have onsite at their sole discretion.

Uniforms
Champions League will produce the Gotham Ballers uniforms for the season as well as for charity games. Each athlete will receive a warm-up jacket and pants, practice shirt, game jersey, game shorts and a duffle bag. Each team will receive one set of all home and one away uniforms. Player names and numbers will be included on the uniform delivered to the team. Uniforms will be available two week before the first game.

SuperFan Club Members

Champions League teams will offer SuperFan club members unique access and interaction with professional athletes, teams, and entertainers. Members receive an exclusive set of opportunities and access to their favorite athlete. Membership benefits include the purchase of tickets and merchandise at significant discounts, as well as, an inside connection to the athlete and opportunities to spend time with the celebrity. Champions League expansive Internet-based fan club platform will allow it to easily interact with and track the fan via cell phone, email and the Internet. This platform will be designed and implemented utilizing outside providers to minimize the expense and distraction to the company.

This expanded interaction creates an even stronger bond between the fan and the athlete, which increases fans’ interest the Champions event, players and activities. A simple example of this technology-driven, expanded interaction is for fans to watch games with the athlete interactively through a simulcast over the Internet.

The SuperFan Club is an elite group of programs that allows fans to become VIPs within their given sport of interest. These packages include fantasy camps, access to reality show tapings, VIP Parties, fantasy leagues, etc. These packages will include games with the athletes, travel with the athletes and direct relationships with the team or involvement in the events or activities. The revenue from these programs will be split with the athlete/celebrity and the Champions.

Merchandising

Gotham Ballers will sell their merchandise at each home and away game. The League will provide recommended vendors to produce the products to create cost efficiencies for team owners. Gotham Ballers will work with each arena to determine the revenue split. Traditionally the arena manages the selling of the good for a 20% Commission. Online web sales will also take place on the team website, where team will take 100% of the revenue of the sales.

Additional Operational Support

Travel

The League’s Travel partnership also provides the Gotham Ballers with the most efficient and cost effective methods for procuring travel. Our premier partner online booking tool enables a dedicated and trained office team member to coordinate and book each teams travel at reduced costs, as well as capturing credits for ticket changes, to make sure any ticket purchased is used.

Accounting

Gotham Ballers will use a league wide accounting platform that creates standard reports for tracking expenses and revenues. The team will have the same chart of accounts as the other 15 League teams and will create more seamless audit and tracking programs.

The Marketing Strategy

Champions League and the Gotham Ballers are dedicated to extending the life cycle of the athlete while connecting fans to players in new and innovative ways by:

●	Developing family-friendly, fun, affordable unique experiences
●	Honor players dedication to the sport and love of the fan.

Advertising:

National brand advertising will be done to support the leaque in key sports publications. Gotham Ballers advertising will be managed by the team leadership on a local event basis.

Media Relations.
The Gotham Ballers will use Rubinstein Public Relations as their media agency. The following press announcements are being scheduled to launch:

●	Celebrity Owners
●	NY Arena, Team Rooster, Logo and Name
●	Game Schedule
●	Pre-Game Release Pre & Post
●	Entertainment
●	NY Charity Partner: Clinic and Proceeds

In addition, Rubinstein will provide a FAQ (frequently asked questions) document for the team, owners and key staff. They will do media training for owners (if desired) and the athlete team spokesperson.

Interactive:

With the skyrocketing growth of the Internet’s integration with sports marketing, an online presence and ongoing strategy is critical to the success. Gotham Ballers website marketing tools will allow for real-time integration with social networking sites such as Facebook, Instragram, Twitter and others.

Gotham Ballers will have access to the Leagues robust social tools and athletes will have access to a player social management process to help them extend their fan base too.

Gotham Ballers will roll out a national template for their team website that will feature real time scores, stats of players, player fan cards and much more. Website will allow for local sponsor integration as a revenue generator.

The Players

Champions League is the contract employer for the players, coaches and officials, Champions League will manage this as a national pool and they expect that players will be assigned to the local teams who will operate their teams during the summer basketball league season (July & August). These teams will reimburse Champions League for the costs of the players that have been assigned to their team, a model that they adopted from minor league baseball.

This allows Champions League to provide for these players compensation, services and other event and marketing opportunities. Approximately half or more of a player’s compensation comes from these other opportunities which keeps ticket pricing and other costs related to the summer league down. This player pool approach, which could not be achieved in any single market, allows Champions League to operate as a national business and to make players available to a wide range of national marketing and endorsement related businesses.

These players also play in secondary markets - Champions League exhibition games for charities and Champions League 3 on 3 Pro/AM tournaments in the U.S. during the off season. Champions pays the average player $100,000 to play during the summer season which covers a two week (2) practice period and then seven (7) home and seven (7) away games and the season ending Championship tournament. Each team will have approximately 12 players and a player coach and will reimburse Champions for each of these players.

Champions League expects that each player will make approximately 10 marketing appearances, either in Exhibition games, 3 on 3 Pro/AM tournaments or in golf outings, appearances and other Champions League marketing events. These additional marketing appearances are two (2) days each and Champions League will pay the athlete $5,000 for two days. They also pay all transportation and related expenses for the appearances. Through organizing these players into games and these other events they can net approximately $8,000 to $10,000 per player for these services.

Champions League then makes available to each player an additional ten (10) marketing appearances in which they expect 90% of all players to participate in. By making this optional they have greater control of expenses and can keep commitments to the players. If business is seasonal or soft at times Champions League can request fewer additional days. The following summary lays out the typical base compensation for players:

Activity	Time Required in Days	Compensation
Champions Basketball	75 days (2.5 months)	$100,000
Marketing and Basketball Events	20 Days (10 events at two days each)	$50,000
Additional Marketing and Basketball Events	20 Days (10 additional events at two days each)	$50,000
TOTAL	105 Days (3.5 months)	$200,000

Gotham Ballers Team – Addendum A

Game On, New York

introducing the Gotham Ballers

Gotham Ballers, Inc.

Balance Sheet
(AUDITED)
December 31, 2016

Assets
Current assets:
Due from affiliate	$210
Prepaid license fee, net of accumulated amortization of $503,125	1,221,875
Total current assets	1,222,085

Total assets	$1,222,085

Liabilities and Stockholders' Equity
Current liabilities:
Note payable, net of unamortized deferred finance costs of $2,084	$47,916
Accounts payable and accrued expenses	41,800
Total current liabilities	89,716

Total liabilities	89,716

Stockholders' equity
Common stock, $.001 par value, 50,000,000 shares authorized 9,000,000 shares issued and outstanding	9,000
Additional paid in capital	2,070,574
Accumulated deficit	(947,205)
Total Stockholders' equity	1,132,369

Total liabilities and stockholders' equity	$1,222,085

The accompanying notes are an integral part of these audited financial statements.

2

Gotham Ballers, Inc.

Statement of Operations
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

Operating expenses
Consulting costs - vested stock options	$351,074
Amortization of license fee - affiliate	503,125
Professional fees	85,000
Other	6,840
Total operating expenses	946,039

Loss from operations	(946,039)

Other expenses
Interest expense	750
Finance cost	416
Total other expenses	1,166

Loss before income taxes	(947,205)
Provision for income taxes	-

Net loss	$(947,205)

The accompanying notes are an integral part of these audited financial statements.

3

Gotham Ballers, Inc.

Statement of Changes in Stockholders’ Equity
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

	Number		Additional		Total
	of	Common	Paid in	Accumulated	Stockholders'
	Shares	Stock	Capital	Deficit	Equity
Balance, February 26, 2016	-	$-	$-	$-	$-

Shares issued in exchange for LLC interest	9,000,000	9,000	1,717,000		1,726,000

Vested stock options			351,074		351,074

Fair value of warrant			2,500		2,500

Net loss				(947,205)	(947,205)

Balance, December 31, 2016	9,000,000	$9,000	$2,070,574	$(947,205)	$1,132,369

The accompanying notes are an integral part of these audited financial statements.

4

Gotham Ballers, Inc.

Statement of Changes in Cash Flows
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

Cash flows from operating activities
Net loss	$(947,205)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of license fee	503,125
Amortization of financing fees	416
Consulting cost - vested stock options	351,074
Expenses paid by affiliate on behalf of Company	51,000
Decrease (increase) in operating assets
Due from affiliate	(210)
Increase (decrease) in operating liabilities
Due Limited Partner
Accounts payable and accrued expenses	41,800
Net cash used in operating activities	-

Cash flows from investing activities:
Net cash used in investing activities	-

Cash flows from financing activities:
Net cash used in financing activities	-

Net increase in cash for the year	-

Cash at beginning of period	-

Cash at end of period	$-

Supplemental Disclosure of Non-Cash Investment and Financing Activities
Note receivable for the subscription of common stock netoff with License fees	$500,000
Subscription money on shares sold directly paid to licensor by shareholder	$750,000
Fair value of warrant issued as financing cost	$2,500
Proceed from issuance of shares deposited in affiliate bank account	$476,000
Payment for license fees made through affiliate account	$475,000
Proceed from issuance of notes deposited in affiliate bank account	$50,000

The accompanying notes are an integral part of these audited financial statements.

5

Gotham Ballers, Inc.

Notes to Financial Statements
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

1.	Organization and Business

Gotham Ballers, LLC (“LLC”) was organized as a limited liability company and was formed under the laws of the State of New York on February 26, 2016. GB Newco, Inc. was incorporated under the laws of the New York on September 16, 2016. On September 27, 2016, Gotham Ballers, LLC was merged into GB Newco, Inc. and the surviving company changed its name to Gotham Ballers, Inc. (the “Company”). Gotham Ballers, LLC was dissolved on that day. The Company will operate the New York team of Champions Basketball League (“CBL”). The Company has not commenced operations.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

These financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue

Revenue from services will be recorded at the time there is persuasive evidence that the Company’s services have been substantially completed, the fee is determinable and collection is reasonably assured. The Company has not commenced operations and accordingly has no revenue.

Cash

As of December 31, 2016, the Company has not opened any bank account.

Intangible assets

Intangible assets consist of license fees agreement and are stated at cost less accumulated amortization. Amortization is provided for on the straight-line basis over the estimated useful lives of the assets.

Income taxes

The Company accounts for income taxes in accordance with the asset and liability method of accounting.

Under this method, deferred tax liabilities and assets are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

6

Gotham Ballers, Inc.

Notes to Financial Statements
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

At December 31, 2016, management has determined that the Company had no uncertain tax positions that would require financial statement recognition. This determination will always be subject to ongoing reevaluation as facts and circumstances may require. The Company remains subject to U.S. federal and state income tax audits for all periods.

Stock option plan

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Going concern

The accompanying unaudited financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained a net loss for the period ended December 31, 2016, has generated no revenues and has accumulated deficit of $947,205 as of December 31, 2016 which raise substantial doubt about the Company’s ability to continue as a going concern. In order for the Company to continue operations beyond the next twelve months and be able to discharge its liabilities and commitments in the normal course of business it must raise additional equity or debt capital and continue cost cutting measures. There can be no assurance that the Company will be able to achieve sustainable profitable operations or obtain additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to management.

The accompanying financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Fair value of financial instruments

The Company's financial instruments, including accounts payable, accrued expenses and the Note payable are carried at historical cost. At December 31, 2016, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

7

Gotham Ballers, Inc.

Notes to Financial Statements
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

Recent accounting pronouncements

Management does not believe that any recently issued but not yet effective accounting pronouncements, if currently adopted, would have any material effect on the accompanying financial statements.

3.	Transactions with related parties

License fee

Effective May 1, 2016, the Company has licensed (the “License”), from Champions Basketball League LLC (“CBLLC”), the right to operate a professional basketball team to play in the CBL. Pursuant to the license, the Company shall pay CBLLC an initial fee of $1,725,000 plus annual license fees, in the amount of $500,000, commencing May 1, 2018. The annual license fees will increase annually by the greater of 5% or the year over year increase in the Consumer Price Index. The license also requires annual payments of certain base player and coach costs, and visiting team fees, currently $1,120,000 and payable by May 1, 2017. Pursuant to the License, the Company shall pay CBLLC annual license fees that will be expensed pro rata over the license period.

CBLLC has waived the requirement for the Company to maintain a $500,000 letter of credit. CBLLC reserves the right to require a letter of credit as required by the License.

One of the shareholders has deposited its subscription money of $475,000 in one of the Company affiliate bank account which was used for the payment of license fees to CBLLC. The Company has assigned the Note of $500,000 to CBLLC towards license fees, which was received from one of its shareholder towards its share subscription money. Two of the shareholders has directly paid their subscription money in total of $750,000 to CBLLC on behalf of the Company as Company obligation towards license fees.

The Parent of CBLLC owns approximately 22% of the Company’s shares.

The terms of any of these arrangements with related parties may not be the same as those that would otherwise exist or result from agreements and transactions among unrelated parties.

4.	Income Taxes

The Company provides for income taxes in accordance with the asset and liability method of accounting and recognizes deferred income taxes for the expected future tax consequences of differences in the book and tax basis of assets and liabilities.

The Company has a deferred tax asset of approximately $276,000 as of December 31, 2016. The deferred tax asset balance is related to federal and state and local net operating loss (NOL) carryforwards accumulated during the period from September 27, 2016 through December 31, 2016 (the dates that the Company was a corporation).

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Gotham Ballers, Inc.

Notes to Financial Statements
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

Management believes that the net deferred tax assets should be subject to a 100% valuation allowance as of December 31, 2016.

5.	Stock Option Plan

Consulting costs recognized pursuant to share-based awards is based on the grant date fair value of the award. The fair value (as measured on the grant date) of awards that vest from 0 to 3 years (“Service-based Awards”) is amortized over the vesting periods or requisite service periods, however, the vesting of some Service-based Awards will accelerate upon the occurrence of certain events. For the purposes of calculating diluted net income per share attributable to the Company’s common shareholders, vested Service-based Awards are included in the diluted weighted average of Shares outstanding. Expense relating to stock options is charged to Consulting costs within the Statement of Operations.

During the period February 26, 2016 through December 31, 2016, pursuant to the 2016 Plan, the Company granted consultants, players and officers 2,565,000 stock options that are Service-based Awards. Service-based Awards granted on June 1, 2016 had grant date fair values of $0.25 per share. During the period February 26, 2016 through December 31, 2016 1,404,286 options were vested. Fair value of the vested options were $351,074 for the period February 26, 2016 through December 31, 2016.

The following table summarizes activity related to options during the period February 26, 2016 through December 31, 2016:

Options Outstanding
		Weighted Average	Exercisable
Exercise	Number of	Remaining life in	Number of
Price	Options	Years	Options
$1.00	2,565,000	4.5	1,115,000

	Service Based Awards
		Weighted Average
	Number of	Price
	Shares	Per Share
Outstanding at February 26, 2016
Granted	2,565,000	$1.00
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2016	2,565,000	$1.00

9

Gotham Ballers, Inc.

Notes to Financial Statements
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

During period ended December 31, 2016, the Company granted an aggregate of 2,565,000 stock options to consultant, player and employee. Consultant options will be vested immediately while other options will vest over two to three years. The options have an exercise price of $1.00 per share and a term of five years. These options have a grant date fair value of $.25 per option, determined using the Black Scholes method based on the following assumptions: (1) risk free interest rate of 2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 300%; and (4) an expected life of the options of 5 years. We have recorded an expense for the options of $351,074 for the period ended February 26, 2016 (inception) through December 31, 2016.

6.	Note Payable

The Company has issued a note payable in the amount of $50,000 that provides for interest at a rate of 10% per annum paid at April 30, 2017 (date of maturity). Additionally, the Company will issue, at maturity, a warrant to the noteholder to buy 10,000 shares exercisable at $1.00 per share. The warrant had a fair market value of $.25 at issuance and is being amortized over the term of the note. For the period ended February 26, 2016 (inception) through December 31, 2016 $416 has been amortized.

7.	Commitments

The Company is committed to make annual payments under the License as follows:

Annual license fee (increase annually by the greater of 5% or the year over year increase in the Consumer Price Index).	$500,000
Base player costs	880,000
Coach costs	200,000
Visiting team fees	40,000

8.	Stockholders’ Equity

The Company has authority to issue up to 50,000,000 shares of common stock, par value $0.001 per share.

During the period ended February 26, 2016 (inception) through December 31, 2016, the Company issued 2,000,000 shares of common stock of $1,000 to the founder member.

During the period ended February 26, 2016 (inception) through December 31, 2016, the Company issued 2,000,000 shares of common stock for cash of $475,000 deposited in one of the Company affiliate bank account.

During the period ended February 26, 2016 (inception) through December 31, 2016, the Company issued 3,000,000 shares of common stock for cash of $750,000 directly paid to the CBLLC towards the license fees.

During the period ended February 26, 2016 (inception) through December 31, 2016, the Company issued 2,000,000 shares of common stock for Note of $500,000 which was further assigned to CBLLC towards the license fees.

10

Gotham Ballers, Inc.

Notes to Financial Statements
(AUDITED)
For the Period February 26, 2016 (date of inception) through December 31, 2016

Effective December 20, 2016, the Company effected a 1 for 100,000 forward stock split of its issued and outstanding common stock (the “Forward Stock Split”). All references to shares of the Company’s common stock in this financial statement refers to the number of shares of common stock after giving effect to the Forward Stock Split (unless otherwise indicated).

9.	Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through December 31, 2016, the date these financial statements were issued. Based on this evaluation, no material events were identified that required adjustment or disclosure in these financial statements.

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